Exhibit 10.1

AUDDIA INC.

[ ]

Holder of Common Stock Purchase Warrants Issued in []

Re:	Offer to Exchange Common Stock Purchase Warrants Issued in [ ] for Shares of Common Stock

Dear Holder:

Auddia Inc. (the “Company”) is pleased to offer to you (“Holder”, “you” or similar terminology) the opportunity to exchange all of the Company’s warrants to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued to you on [ ] and held by you as of the date hereof (the “Existing Warrants”), as more particularly set forth on the signature page hereto, for shares of Common Stock (the “Exchange Shares”) in an exchange exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), on the terms and subject to the conditions set forth herein (the “Exchange”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Existing Warrants.

Upon the terms and subject to the conditions set forth herein, the Holder hereby agrees to exchange all of the Existing Warrants held by the Holder as set forth on the Holder’s signature page hereto, and in exchange therefor the Company hereby agrees to issue to the Holder or its designees two (2) Exchange Shares for every one (1) Existing Warrant so exchanged (the “Exchange Ratio”), rounded down to the nearest whole share, without the payment of any cash or other consideration by the Holder, as follows:

(a) at the Closing (as defined below), (A) the Company shall issue to the Holder a number of Exchange Shares (the “Initial Exchange Shares”) equal to the lesser of (i) the number of Exchange Shares issuable in respect of all of the Holder’s Existing Warrants at the Exchange Ratio and (ii) the Holder’s Pro Rata Portion of the Exchange Cap, and (B) a number of Existing Warrants equal to one-half (1/2) the number of Initial Exchange Shares shall be surrendered and cancelled at the Closing. “Exchange Cap” means a number of shares of Common Stock equal to 19.99% of the shares of Common Stock issued and outstanding immediately prior to the execution of this letter agreement, which shall be allocated among the Holder and the Other Holders (as defined below) in accordance with their respective Pro Rata Portions. The Holder’s “Pro Rata Portion” means a fraction, the numerator of which is the number of Existing Warrants exchanged by the Holder hereunder and the denominator of which is the aggregate number of Existing Warrants exchanged by the Holder and all Other Holders pursuant to this letter agreement and the Other Warrant Exchange Agreements (as defined below); and

(b) the remaining Existing Warrants held by the Holder that are not exchanged at the Closing (the “Remaining Warrants”) shall be exchanged at the Exchange Ratio for the balance of the Exchange Shares issuable hereunder (including those Exchange Shares that were not issued at the Closing due to the Exchange Cap limitation)  (the “Remaining Exchange Shares”) on the second (2nd) Trading Day following the date on which the Company obtains Stockholder Approval (the “Second Closing”). Until the Second Closing, the Remaining Warrants shall remain outstanding in accordance with their terms, and any Remaining Warrants exercised by the Holder prior to the Second Closing shall no longer be subject to exchange hereunder. “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the stockholders of the Company with respect to the issuance of all of the Exchange Shares in excess of the Exchange Cap. Notwithstanding anything herein to the contrary, in the event that the issuance of any Exchange Shares hereunder would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 2(e) of the Existing Warrants (or, if applicable and at the Holder’s election, 9.99%), the Company shall only issue such number of Exchange Shares to the Holder that would not cause the Holder to exceed the maximum number of Exchange Shares permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrants which shall be deemed exchanged in full hereunder and shall thereafter represent solely the right to receive such balance of Exchange Shares upon notice from the Holder, without the payment of any additional consideration. The parties hereby agree that the Beneficial Ownership Limitation for purposes of this letter agreement and the Existing Warrants is as set forth on the Holder’s signature page hereto.

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Expressly subject to the paragraph immediately following this paragraph below, Holder may accept this offer by signing this letter below, with such acceptance constituting Holder’s agreement to exchange all of the Existing Warrants set forth on the Holder’s signature page hereto in accordance with the terms hereof, on or before 4:00 p.m. Eastern Time, on [ ], (the “Execution Time”).

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. The Holder represents and warrants that it is the sole record and beneficial owner of the Existing Warrants being exchanged hereunder, free and clear of all liens, claims and encumbrances, and that it has not paid or agreed to pay any commission or other remuneration to any person in connection with the Exchange. The parties acknowledge and agree that the Exchange is intended to be exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof, that the Existing Warrants and the Exchange Shares are securities of the same issuer, that the Existing Warrants are being exchanged exclusively with existing security holders of the Company, and that no commission or other remuneration has been or will be paid or given, directly or indirectly, for soliciting the Exchange.

The Holder hereby acknowledges and agrees that neither (i) the contemplated merger of the Company with Thramann Holdings, LLC (or any subsidiary thereof), nor (ii) the related reorganization of the Company into a holding company structure pursuant to which McCarthy Finney, Inc., a newly formed holding company, will become the parent company of the Company (together with all other transactions contemplated in connection therewith, whether effected in one transaction or a series of related transactions, collectively, the “Merger and Reorganization”), constitutes or shall constitute a “Fundamental Transaction” as defined in Section 3(d) of the Existing Warrants. Accordingly, the Holder shall not be entitled to, and shall not assert, any rights or remedies under Section 3(d) of the Existing Warrants (including with respect to any Remaining Warrants) in connection with the Merger and Reorganization, including, without limitation, any right to receive Alternate Consideration, to require the Company or any Successor Entity to purchase any Existing Warrants for the Black Scholes Value, or to require the assumption of the Existing Warrants by any Successor Entity.

The Company acknowledges and agrees that, pursuant to Rule 144(d)(3)(ii) under the Securities Act, the holding period of the Exchange Shares shall tack back to [ ], the original issuance date of the Existing Warrants, and that, assuming the Holder is not an Affiliate of the Company, the Exchange Shares shall be issued without restrictive legends and shall be freely tradable by the Holder pursuant to Rule 144. The Company shall cause its counsel to deliver to the Transfer Agent, at the Company’s expense, any legal opinion required by the Transfer Agent to issue the Exchange Shares without restrictive legends.

To the extent any Exchange Shares are issued with a restrictive legend, certificates or book-entry positions evidencing such Exchange Shares shall not contain any legend (i) while a registration statement covering the resale of such Exchange Shares is effective under the Securities Act, (ii) following any sale of such Exchange Shares pursuant to Rule 144 under the Securities Act, (iii) if such Exchange Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Exchange Shares and without volume or manner-of-sale restrictions, (iv) if such Exchange Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 as to such Exchange Shares, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”) and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Delegend Date if required by the Company and/or the Transfer Agent to effect the removal of the legend hereunder, or at the request of the Holder, which opinion shall be in form and substance reasonably acceptable to the Holder. From and after the Delegend Date, such Exchange Shares shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this Section, it will, no later than the earlier of (i) one (1) Trading Day and (ii) the number of days comprising the Standard Settlement Period (as defined in the Existing Warrants) following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing the Exchange Shares issued with a restrictive legend along with such certificate(s) or other documentation reasonably requested by the Company’s counsel and/or the Transfer Agent, including a customary representation letter, in form and substance reasonably acceptable to the Company’s counsel and/or the Transfer Agent (such Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends or, at the request of the Holder shall credit the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

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In addition to the Holder’s other available remedies, the Company shall pay to a Holder, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Exchange Shares (based on the VWAP of the Common Stock on the date such Exchange Shares are submitted to the Transfer Agent) delivered for removal of the restrictive legend, $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to the Holder by the Legend Removal Date a certificate representing the Exchange Shares that is free from all restrictive and other legends and (b) if after the Legend Removal Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that the Holder anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) over the product of (A) such number of Exchange Shares that the Company was required to deliver to the Holder by the Legend Removal Date and for which the Holder was required to purchase shares to timely satisfy delivery requirements, multiplied by (B) the weighted average price at which the Holder sold that number of shares of Common Stock.

If this offer is accepted and the transaction documents are executed by the Execution Time, then as promptly as possible following the Execution Time, but in any event no later than 8:00 a.m., Eastern Time, on the Trading Day following the date hereof, the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby and/or shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder, including the filing with the Commission of this letter agreement as an exhibit thereto within the time required by the Exchange Act. From and after the issuance of such press release or filing of such Current Report on Form 8-K, as applicable, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such press release and/or filing of such Current Report on Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, the Exchange Shares shall be issued free of any legends or restrictions on resale by Holder.

No later than the first (1st) Trading Day following the date hereof (or the second (2nd) Trading Day following the date hereof if this letter agreement is signed on a day that is not a Trading Day or after 4:00 p.m. (New York City time) and before midnight (New York City time) on a Trading Day), the closing (“Closing”) shall occur at such location as the parties shall mutually agree. At the Closing, the Company shall issue the Initial Exchange Shares registered in the Holder’s name and address provided to the Company in writing and cause the Transfer Agent to deliver such Initial Exchange Shares by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system, as specified by the Holder on its signature page hereto, against surrender of the Existing Warrants being exchanged at the Closing. The Remaining Exchange Shares shall be delivered in the same manner at the Second Closing against surrender of the Remaining Warrants. The date of the Closing shall be referred to as the “Closing Date”.

The Company acknowledges and agrees that the obligations of the Holder under this letter agreement are several and not joint with the obligations of any other holder or holders of Existing Warrants (each, an “Other Holder”, and together with the Holder, the “Exchanging Holders”) under any other agreement related to the exchange of such warrants (“Other Warrant Exchange Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exchange Agreement. Nothing contained in this letter agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exchange Agreement. The Company and the Holder confirm that the Holder has independently participated in the Company’s solicitation of, and the mutual negotiation of, the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

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Sincerely yours,

AUDDIA INC.

By: _______________________

Name:

Title:

[Holder Signature Page Follows]

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Accepted and Agreed to:

Name of Holder: ___________________________________________________________________________

Signature of Authorized Signatory of Holder: ____________________________________________________

Name of Authorized Signatory: __________________________________________________________________

Title of Authorized Signatory: ___________________________________________________________________

Number of Existing Warrants to be Exchanged: __________________

Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

Initial Exchange Shares: ___________ (lesser of (i) 50% of the Existing Warrants being exchanged and (ii) the Holder’s Pro Rata Portion of the Exchange Cap)

Remaining Exchange Shares (issuable at the Second Closing following Stockholder Approval): ___________ ☐ 4.99% or ☐ 9.99%

DTC Instructions:

[Holder signature page to AUUD Warrant Exchange Agreement]

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Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

a)	SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

b)	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection herewith, other than the Stockholder Approval with respect to the issuance of Exchange Shares in excess of the Exchange Cap. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

c)	No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

d)	Stockholder Approval. The Company shall hold an annual or special meeting of stockholders on or prior to the seventy fifth (75th) day following the Closing Date for the purpose of obtaining Stockholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement, and all management-appointed proxyholders shall vote their proxies in favor of such proposal. If the Company does not obtain Stockholder Approval at the first meeting, the Company shall call a meeting every sixty (60) days thereafter to seek Stockholder Approval until the earlier of the date on which Stockholder Approval is obtained and the date on which no Remaining Warrants remain outstanding. Prior to obtaining Stockholder Approval, the Company shall not issue Exchange Shares hereunder and under the Other Warrant Exchange Agreements in excess of the Exchange Cap.

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e)	Trading Market. Subject to the Exchange Cap and the receipt of Stockholder Approval, the transactions contemplated under this letter agreement comply with all the rules and regulations of the Nasdaq Capital Market.

f)	Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement, other than: (i) the filings required pursuant to this letter agreement, (ii) application(s) or notice to each applicable Trading Market for the listing of the Exchange Shares for trading thereon in the time and manner required thereby, (iii) the filing with the Commission of a proxy statement in connection with obtaining the Stockholder Approval, and (iv) such filings as are required to be made under applicable state securities laws.

g)	Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and concurrently with the Closing, the Company shall apply to list or quote all of the Exchange Shares on such Trading Market and promptly secure the listing of all of the Exchange Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Exchange Shares, and will take such other action as is necessary to cause all of the Exchange Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

h)	Section 3(a)(9) Exchange. The Company has not paid or given, and shall not pay or give, directly or indirectly, any commission or other remuneration for soliciting the Exchange, and shall not take any action that would cause the Exchange to fail to qualify for the exemption from registration provided by Section 3(a)(9) of the Securities Act. The Company has never been an issuer subject to Rule 144(i) under the Securities Act and is, as of the date hereof, in compliance with the current public information requirements of Rule 144(c)(1).

i)	Subsequent Equity Sales.

(i) From the date hereof until sixty (60) days after the Closing Date, without the consent of the 50.1% of the Exchanging Holders, neither the Company nor any Subsidiary shall (A) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock Equivalents or (B) file any registration statement or any amendment or supplement to any existing registration statement (other than a Registration Statement on Form S-1 in connection with a contemplated offering of securities of securities of the Company in which Dawson James Securities, Inc. serves as a placement agent and issue securities in connection with an offering related to such contemplated offering). Notwithstanding the foregoing, this Section (h)(i) shall not apply in respect of an Exempt Issuance. “Exempt Issuance” means (a) the issuance of shares of Common Stock, options, restricted stock or restricted stock units to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) the issuance of securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in this Section (h)(i), and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (c) any amendments, modifications, supplements or other updates in connection with the “at the market” offering program with the Placement Agent in effect on the date hereof. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind, for purposes of this Section (h)(i), (d) the Exchange Shares, and (e) the issuance of any securities in connection with the transactions contemplated by the Merger Agreement.

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(ii) So long as the Exchanging Holders hold any Exchange Shares, unless otherwise consented to by the Holders representing at least 50.1% of the New Warrants, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any Subsidiary of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price, regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled.

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